Exhibit 10.45
[SOLEXA LETTERHEAD]
May 19, 2006
VIA HAND DELIVERY
Peter Lundberg
Solexa, Inc.
25861 Industrial Boulevard
Hayward, CA 94545

Re:	Salary Increase and New Alternative One-Time Bonus Arrangement
Dear Peter:
This letter confirms your recent salary increase and contains the terms and conditions of the new alternative one-time bonus arrangement that Solexa, Inc. (“Solexa” or the “Company”) is offering you, subject to the terms and conditions set forth in this letter. This new bonus arrangement will be a supplemental bonus arrangement and it does not replace or cancel any other current bonus program of the Company.
A. Salary Increase:
We are pleased to confirm that your annual base salary was increased to $249,720, retroactive to January 1, 2006.
B. New Bonus Overview:
The two below potential bonuses are alternative one-time bonuses. Accordingly, if the terms and conditions are met for one of these bonuses at any time, you will not earn or be eligible to receive any additional such bonus, and you will not earn or be eligible to receive the other one-time bonus (even if the applicable terms and conditions subsequently are met). In addition, because the alternative one-time bonuses are intended to incentivize you with respect to your employment services and your continued employment with the Company, in order to earn and be eligible to receive either of the below alternative one-time bonuses, you must remain an employee in good standing of the Company (or a successor entity) as of the date that such bonus is earned.
Additional specific terms and conditions of each alternative one-time bonus are set forth below.
1. One-Time Market Capitalization Bonus:
In the event that the closing price of the Company’s common stock equals or exceeds twenty-seven dollars and sixty cents ($27.60) per share (as presently constituted) for each of twenty-five (25) consecutive public trading days (the “Trading Period”), you will be entitled to receive a one-time bonus of seventy-seven thousand, one hundred fifty-one (77,151) shares of the Company’s common stock (as adjusted for stock splits, stock dividends or the like) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”) (the “Market Capitalization Bonus”). If it is reasonably determined by the Company that it would be inadvisable or impractical for you to sell or otherwise dispose of a portion of the common stock constituting the Market Capitalization Bonus for the purposes of paying applicable taxes, the Company may at its election provide you with cash compensation in lieu of a portion of the common stock sufficient to pay, valued based on the average of the per share closing prices during the Trading

Peter Lundberg
May 19, 2006

Period, the taxes applicable to the Market Capitalization Bonus, with the remaining portion of the Market Capitalization Bonus to be provided as Company common stock pursuant to the Plan.
If earned, the Market Capitalization Bonus will be provided to you within forty-five (45) days after the Trading Period. Notwithstanding the preceding sentence, at your written election, delivery of all or a portion of the Market Capitalization Bonus will be delayed until January 15 of the tax year following the year in which the bonus is earned, without any interest or additional consideration being owed to you. The Company shall make all determinations and calculations regarding whether and when the Market Period Capitalization Bonus has been earned and the amount of the Market Capitalization Bonus.
2. One-Time Change in Control Bonus:
In the event of a Change in Control (as defined below), you shall be eligible to receive a bonus equivalent to one quarter of one percent (.25%) of the amount by which the consideration received by the Company’s stockholders as a direct result of the Change in Control exceeds the sum of One Hundred Fifty Million Dollars ($150,000,000) plus the aggregate gross proceeds received by the Company through sales of equity securities occurring after the date of this letter (the “Change in Control Bonus”).
The Change in Control Bonus will be provided to you in the same form as the consideration received by the Company’s stockholders as a direct result of the Change in Control. For example, if cash is the consideration provided to the Company’s stockholders as a direct result of the Change in Control, you will be provided a cash Change in Control Bonus; and if the consideration provided to the Company’s stockholders as a direct result of the Change in Control consists of securities or other non-cash consideration, your Change in Control Bonus (if earned) will be paid in such form and determined based on the value thereof established in the Change in Control, provided that, notwithstanding the preceding, the Company may in its sole discretion elect to substitute cash for all or any portion of the securities or other non-cash consideration that would otherwise be payable based on the value thereof established in the Change in Control. The Company shall make all determinations and calculations regarding whether the Change in Control Bonus has been earned and the amount of the Change in Control Bonus.
For purposes of the Change in Control Bonus, a “Change of Control” means the happening of any of the following events: (a) a dissolution or liquidation of Solexa; (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Solexa; (c) a consolidation or merger of Solexa in which Solexa is not the continuing or surviving corporation or pursuant to which the stock of Solexa would be converted into cash, securities or other property, other than a merger or consolidation of Solexa in which the holders of such entity’s stock immediately prior to the merger or consolidation hold more than fifty percent (50%) of the stock or other forms of equity of the surviving corporation immediately after the merger in substantially the same proportions of ownership of shares of Solexa immediately prior to the merger or consolidation; or (d) a sale or exchange by the shareholders of Solexa, in a single transaction or series of related transactions, of more than fifty percent (50%) of the voting stock of such entity, after which the shareholders of such entity immediately before such transaction do not retain immediately after such transaction, in substantially the same proportions of their ownership of shares of Solexa immediately before the transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the combined voting power of such entity.
C. Miscellaneous:
Nothing in this letter is intended to alter the at-will nature of your employment with the Company. In addition, this letter does not alter any existing agreement between you and the Company (including but not limited to your offer letter agreement dated March 23, 2005), except to the extent such other existing

Peter Lundberg
May 19, 2006

agreement contains any terms inconsistent with this letter, which inconsistent terms are hereby superseded. This letter constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and you with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This letter agreement may not be modified or amended except in a writing signed by you and a duly authorized officer of the Company. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.
To indicate your understanding and acceptance of your salary increase and new bonus arrangement, please sign and date this letter below, and return this letter to me within five (5) business days. You may retain the enclosed additional copy of this letter for your files.
We are very pleased to offer these new employment terms, and look forward to a continued productive employment relationship.

Sincerely, Solexa, Inc.

/s/ John West
John West
Chief Executive Officer

UNDERSTOOD AND AGREED:

/s/ Peter Lundberg
Peter Lundberg

5/19/06
Date